UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549
________________________

FORM 8-K
________________________
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
Date of Report (Date of earliest event reported): April 29, 2020
____________
R1 RCM Inc.
(Exact Name of Registrant as Specified in Charter)
 ____________

Delaware	001-34746	02-0698101
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)

401 North Michigan Avenue	60611
Suite 2700
Chicago
Illinois
(Address of Principal Executive Offices)	(Zip Code)
Registrant’s telephone number, including area code: (312) 324-7820
(Former Name or Former Address, if Changed Since Last Report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐ Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐ Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐ Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐ Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Securities registered pursuant to Section 12(b) of the Act:

Title of each class	Trading Symbol(s)	Name of each exchange on which registered
Common stock, par value $0.01 per share	RCM	NASDAQ
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐

If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02 Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.
        (d) On April 29, 2020, Rachel Wilson was appointed to serve as the Chief Financial Officer and Treasurer of R1 RCM Inc. (the “Company”) effective June 1, 2020.

Ms. Wilson, age 48, has served as Senior Vice President, Chief Financial Officer, Data Centers of Iron Mountain Incorporated since May 2018. Prior to that, Ms. Wilson served as Senior Vice President, Finance of Iron Mountain, from June 2016 to May 2018, where she led Treasury and Enterprise FP&A. Prior to joining Iron Mountain, Ms. Wilson served as Vice President, Financial and Investor Relations for the Jarden Corporation from 2013 up until their sale to Newell Rubbermaid. Ms. Wilson also served as a Group Vice President in corporate strategy and business development roles with Avon Products, Inc., was a Managing Director in corporate finance at Citigroup, and served in corporate finance and M&A investment banking roles with Morgan Stanley. Ms. Wilson brings 25 years of experience in capital markets, financial planning and analysis, and investment banking. Ms. Wilson also currently serves on the SEC’s Fixed Income Market Structure Advisory Committee (FIMSAC).

In connection with Ms. Wilson’s appointment as Chief Financial Officer and Treasurer, Ms. Wilson and the Company entered into an offer letter agreement, dated April 29, 2020, providing for at-will employment for an indefinite term, an annual base salary of $465,000, an annual discretionary target bonus opportunity of 80% of base salary, a sign-on bonus of $250,000, and eligibility to participate in the employee benefit programs of the Company generally available to senior executives of the Company. In addition, Ms. Wilson is expected to relocate to Chicago in the future and she will be entitled to relocation benefits in accordance with the Company's relocation program.

Pursuant to the offer letter agreement, Ms. Wilson will receive an initial performance-based restricted stock unit (“PBRSU”) award of an amount of shares of the Company’s common stock equaling $800,000 based on the Company’s stock price at the date of grant. The PBRSUs will be subject to targets and vesting to be set by the Human Capital Committee of the Company’s Board of Directors. Additionally, beginning in 2021, Ms. Wilson will be entitled to participate in the Company’s long-term incentive program, for which the target amounts of annual equity grants will equal 200% of her base salary.

In the event that Ms. Wilson’s employment with the Company is terminated by the Company without Cause (as defined in the offer letter agreement), in addition to any earned but unpaid salary and her accrued and vested benefits under the employee benefit programs of the Company, which are payable upon any termination of employment, Ms. Wilson also will be entitled to receive continued salary and health benefits for a period of 12 months following the date of such termination, subject to the mitigation provisions of the offer letter agreement.

Ms. Wilson will be subject to non-competition and non-solicitation covenants that prohibit her from engaging in certain restricted activities (including competition and solicitation of employees and customers of the Company) for 12 months (in the case of the non-competition covenant) or 18 months (in the case of the non-solicitation covenant) following her termination of service with the Company. Ms. Wilson will also be subject to confidentiality restrictions and inventions assignment obligations applicable during and after the period of her service with the Company that protect the Company’s proprietary information.

In addition, the Company has entered into an indemnification agreement with Ms. Wilson in the form that the Company has entered into with its directors and other executive officers. Such agreement provides that the Company will indemnify Ms. Wilson to the fullest extent permitted by law for claims arising in her capacity as an executive officer of the Company, provided that she acted in good faith and in a manner that she reasonably believed to be in, or not opposed to, the Company's best interests and, with respect to any criminal proceeding, had no reasonable cause to believe that her conduct was unlawful. In the event that the Company does not assume the defense of a claim against Ms. Wilson, the Company will be required to advance her expenses in connection with her defense, provided that she undertakes to repay all amounts advanced if it is ultimately determined that she is not entitled to be indemnified by the Company.

Ms. Wilson is not a party to any transaction, or series of transactions, involving the Company required to be disclosed pursuant to Item 404(a) of Regulation S-K.

(b) Effective as of the start date of Ms. Wilson’s employment with the Company, Richard B. Evans, Jr., who is currently serving as Interim Chief Financial Officer and Treasurer, will remain in the positions of Senior Vice President, Chief Accounting Officer and Corporate Controller of the Company.

A copy of the press release announcing these changes is attached hereto as Exhibit 99.1.

Item 9.01  Financial Statements and Exhibits.

(d)	Exhibit Number	Description
	99.1	Press Release dated May 4, 2020
	104	Cover Page Interactive Data File - the cover page iXBRL tags are embedded within the Inline XBRL document.

SIGNATURES
        Pursuant to the requirements of the Securities Exchange Act of 1934, the Registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date:	May 4, 2020

R1 RCM Inc.

		By:	/s/ Richard B. Evans, Jr.

Richard B. Evans, Jr.
Interim Chief Financial Officer